      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1998



                                                      REGISTRATION NO. 333-55713

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        N-VIRO INTERNATIONAL CORPORATION
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

                      DELAWARE                                             34-1741211
              (State of incorporation)                          (IRS Employer Identification No.)

                      3450 WEST CENTRAL AVENUE, SUITE 328
                               TOLEDO, OHIO 43606
                            TELEPHONE: 419-535-6374
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              J. PATRICK NICHOLSON
        CHAIRMAN OF THE BOARD, PRINCIPAL EXECUTIVE OFFICER AND PRESIDENT
                        N-VIRO INTERNATIONAL CORPORATION
                      3450 WEST CENTRAL AVENUE, SUITE 328
                               TOLEDO, OHIO 43606
                            TELEPHONE: 419-535-6374
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPY TO :

                          JAMES F. WHITE, JR., ESQUIRE
                         SHUMAKER, LOOP & KENDRICK, LLP
                            NORTH COURTHOUSE SQUARE
                                  1000 JACKSON
                               TOLEDO, OHIO 43624
                                 (419) 241-9000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF SHARES TO BE             AMOUNT TO BE           OFFERING PRICE            AGGREGATE         AMOUNT OF REGISTRATION
           REGISTERED                    REGISTERED             PER SHARE(1)         OFFERING PRICE(2)             FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock par value $.01 per
Share                                     158,000                  $2.25                  $355,500                  $200
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on the NASDAQ Smallcaps National Market System on May 22, 1998.

(2) The registration fee was calculated in accordance with the requirements of Rule 457(c) based on the fact that the securities to be offered hereby are to be offered upon the basis of fluctuating market prices. Accordingly, in computing the amount of the registration fee, the Company used the average of the bid and asked prices as of May 22, 1998.

    The Registrant hereby agrees to delay the effective date of this Registration Statement until (i) such date as the Registrant files an amendment hereto that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines that this Registration Statement shall become effective.

PROSPECTUS

                                 158,000 SHARES

                        N-VIRO INTERNATIONAL CORPORATION

                                  COMMON STOCK

     The shares (the "Shares") offered hereby are shares of common stock, par value $.01 per share (the "Common Stock"), of N-Viro International Corporation, a Delaware corporation ("N-Viro" or the "Company"). The Shares are owned, or subject to options to purchase held, by certain Stockholders of the Company ("Selling Stockholders").

     The shares of Common Stock of the Company are traded on the Nasdaq National SmallCap Market System under the symbol "NVIC." On May 22, 1998, the last reported sale price of the shares of the Common Stock on the Nasdaq National SmallCap Market System was $2.25 per share.

     The Shares may be offered and sold from time to time by Selling Stockholders through agents, brokers or dealers or directly to one or more purchasers in negotiated transactions at market prices prevailing at the time of sale or at prices related to such market prices or through a combination of such methods. See "Plan of Distribution." No shares of Common Stock offered under this Prospectus may be sold without the delivery of this Prospectus or supplement thereto describing such shares of Common Stock and the method and terms of offering thereof.

     The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the Shares, no Selling Stockholder is required to make any such sale.

     PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 ADDITIONALLY, THESE SECURITIES HAVE NOT BEEN, AND PRIOR TO THE DATE OF SALE BY THE SELLING STOCKHOLDERS WILL NOT BE, REGISTERED WITH OR REVIEWED BY ANY STATE
    SECURITIES COMMISSION OR SECURITIES LAW ADMINISTRATOR NOR HAS ANY STATE SECURITIES COMMISSION OR SECURITIES LAW ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY DISCLOSURES OR OTHER MATERIALS CONCERNING THE COMPANY, THE COMMON STOCK OR THE SHARES OFFERED HEREBY. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE 2, 1998.


     This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus including, without limitation, statements regarding the Company's business strategy, plans, objectives and beliefs of management regarding future operations, revenues and income, are forward-looking statements. The Company can give no assurance that any forward-looking statements will prove to be correct. Acts, occurrences, events, conditions and states of facts that could cause actual results to differ materially from the Company's expectations are discussed herein under the caption "Risk Factors."

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement (defined below), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed and traded on the Nasdaq National SmallCap Market System, and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

     This Prospectus is part of a Registration Statement on Form S-3 (together with any amendments or supplements and exhibits thereto, the "Registration Statement"), filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. This Prospectus contains summaries of material provisions of other documents and instruments related to the transactions described herein. The Company believes that such summaries are accurate statements of such documents and instruments, however, the summaries do not purport to be complete and are qualified in their entirety by reference to the rest of the original documents and instruments.

     No broker, dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any supplement thereto, and, if given or made, such information or representations must not be relied upon as having been authorized. Additionally, prospective purchasers of the Shares should note that the Company expressly disavows any obligation to correct, comment upon, or otherwise respond in any way to any unauthorized statements. This Prospectus and any supplement thereto do not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus or any supplement thereto nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

          1. The Company's Annual Report (the "1997 10-K") on Form 10-K for the fiscal year ended December 31, 1997;

          2. The Company's First Amendment to the 1997 10-K on Form 10-K/A filed with the Commission on May 20, 1998.

          3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

          4. The Company's Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of the Company to be held on June 2, 1998.

          5. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests for such documents should be directed to N-Viro International Corporation, 3450 West Central Avenue, Suite 328, Toledo, OH 43606, Attn: James K. McHugh, Chief Financial Officer, Secretary and Treasurer, telephone (419) 535-6374.

                                  THE COMPANY

     The Company is engaged primarily in the business of owning and licensing the N-Viro Process(TM), a patented technology to treat and recycle wastewater sludges and other bio-organic wastes, utilizing certain alkaline by-products produced by the cement, lime and other related industries. The principal office of the Company is located at 3450 West Central Avenue, Suite 328, Toledo, OH 43606, and its telephone number is (419) 535-6374. The Company had net income of $534,000 or $.23 per share for the fiscal year ended December 31, 1997. However, for the fiscal years ended December 31, 1996, 1995, and 1994, respectively, the Company experienced net losses of $193,000 or $.09 per share, $1,815,000 or $.89 per share, and $7,342,000 or $.92 per share, respectively.

                                USE OF PROCEEDS

     The Company will not receive any part of the proceeds of the sale of the Shares.

                              PLAN OF DISTRIBUTION

     All of the Shares are owned beneficially and of record by Heartland Limited Partnership I, a Wisconsin limited partnership ("Heartland"). Heartland acquired all of the shares under and pursuant to the terms of that certain Stock Purchase Agreement dated as of September 23, 1997 by and between Heartland and the Company. A copy of such Stock Purchase Agreement is attached hereto as Appendix A and made a part hereof. All of the Shares were purchased for a purchase price of $1.75 per Share or an aggregate purchase price for the Shares of $276,500. All decisions with respect to the timing of the sale of any of the Shares are within the sole and absolute discretion of Heartland, subject only to Heartland's compliance with state and federal securities laws, rules and regulations as well as the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

                                  RISK FACTORS

     Prior to purchasing the Shares, prospective investors should consider carefully the following risk factors, together with the other information contained elsewhere in this Prospectus.

LACK OF PROFITABILITY; LACK OF CAPITAL.

     Although the Company has achieved net income of $68,000 or $.03 per share for the three (3) months ended March 31, 1998 and net income of $534,000 or $.23 per share for the year ended December 31, 1997, the Company incurred net losses of $193,000 or $.09 per share and $1,815,000 or $.89 per share for the years ended December 31, 1996 and 1995, respectively. Further, as a result of losses in four of the five most recently completed fiscal years, the Company had an accumulated deficit of approximately $9,436,000 as of March 31, 1998. The Company historically has financed its operations principally through the sale of equity and debt securities and through funds provided by operating activities. There can be no assurances that the Company will operate profitably in the future or generate positive cash flow from operations. There can be no assurances that capital needed for the future or to meet the Company's current obligations will be available on acceptable terms or even at all.

FAILURE TO MEET CASH FLOW REQUIREMENT.

     As of March 31, 1998, the Company had short-term borrowings of $48,000 and long-term borrowings of $114,000, the current portion of which was $59,000. Accordingly, the Company will require substantial cash flow to meet its debt service requirements. The Company's ability to make payments of principal and interest on these obligations in a timely manner or even at all will depend on the Company's future performance, which is subject to general economic and business factors, many of which are beyond the Company's control.

RISK OF LOSING NASDAQ SMALLCAP MARKET SYSTEM LISTING.

     The failure of the Company to meet the maintenance requirements of the Nasdaq National SmallCap Market System could result in the Company's securities being delisted from the Nasdaq National SmallCap Market System. The Company's securities may be removed from the Nasdaq National SmallCap Market System if the shares of Common Stock trade at a value of less than $1.00 per share for a period of 30 consecutive business days and such per share price fails to equal or exceed $1.00 during any ten consecutive business days occurring during the subsequent 90 calendar days. As of May 22, 1998, the shares of Common Stock were trading on the Nasdaq National SmallCap Market System at $2.25 per share.

     Heartland may sell all or a portion of the Shares. It is unknown what effect, if any, such sales will have on the market price of the shares of Common Stock. However, such sales, if any, will have a dilutive effect on the market for the Common Stock and thus may significantly decrease the market price for the Company's securities. A decrease that results in a per share price for the Common Stock of less than $1.00 could result in the Company's securities being delisted from the Nasdaq National SmallCap Market System.

     If the Common Stock is removed from the Nasdaq National SmallCap Market System, it is likely that the Company's securities would trade on the over the counter market electronic bulletin board or be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. These distribution forms are generally considered to be less efficient than the Nasdaq National SmallCap Market System. Accordingly, delisting from the Nasdaq National SmallCap Market System may result in a material decline in the stock price, stockholder difficulty in conducting trades and the impairment of the Company's ability to obtain future financing.

DECREASE IN MARKETABILITY AND VALUE OF SHARES AS RESULT OF "PENNY STOCK" STATUS.

     If, at any time, the Company's securities are not listed for trading on the Nasdaq National SmallCap Market System, the Company's securities could become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Exchange Act. Many brokers do not trade "penny stock" because of difficulties in complying with the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the shares of Common Stock become subject to Section 15(g) of the Exchange Act, this could materially adversely affect the value of the shares of Common Stock, the ability of stockholders to dispose of their shares of Common Stock and the Company's ability to raise additional capital.

LOSS OF PATENT PROTECTION, PROPRIETARY TECHNOLOGY AND TRADE NAME.

     The Company's ability to be profitable depends, to a significant extent, on its ability to protect the patents that it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company currently has five (5) United States patents relating to the N-Viro Process(TM). The Company also has obtained patents and filed additional patent applications related to the N-Viro Process(TM) in various foreign jurisdictions. However, there can be no assurance that others will not independently develop similar superior technologies or designs around the patented process developed by the Company.

     Furthermore, to the extent that the Company has developed, and continues to develop, improvements in the N-Viro Process(TM), the future success of the Company may depend on its ability to obtain patents covering such improvements. There can be no assurance that the Company will develop additional proprietary processes that are patentable, that any patents issued to or owned by the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse affect on the ability of the Company to conduct its business or implement its business strategy.

     It is possible the Company may need to acquire licenses to use, or to contest the validity of, issued or pending patents of third parties relating to, the Company's technology. There can be no assurance that any such license would be made available to the Company on terms acceptable to the Company, if at all, or that the Company would prevail in any such contest. From time to time, various entities and persons, have alleged that the Company is infringing patents held by such entities or persons. The Company has incurred and could incur in the future substantial costs in defending itself in suits brought against the Company on its patents or in enforcing its patents by bringing suit against third parties. For example, in 1997 the Company satisfied its remaining obligations to Frank Manchak, Jr. under and pursuant to the terms of a settlement agreement between the Company and Mr. Manchak arising out of a patent infringement action brought by Mr. Manchak against the Company. The aggregate amount of the Company's payments to Mr. Manchak was $1,825,000.

     In addition to patent protection, the Company also relies extensively on trade secrets and proprietary know-how and technology that it seeks to protect, in part, by confidentiality agreements with its licensees, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have any suitable remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or become independently discovered by others.

POTENTIAL ENVIRONMENTAL LIABILITY.

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the rules and regulations promulgated thereunder, as amended from time to time ("CERCLA"), and comparable state enactments, impose strict liability (liability without fault) for releases of hazardous substances. Parties with potential liability under CERCLA include owners and operators of the site at which the release occurred, parties who created the hazardous substances released at the site and parties who arranged for the transportation of hazardous substances to such site. Biosolids, by-products and end products of the N-Viro Process(TM), including N-Viro Soil(TM), have the potential to contain hazardous substances. The Company could face claims by governmental authorities, private individuals and other persons alleging that hazardous substances were released during the treatment process or from the use of end products including N-Viro Soil(TM). The Company also may be exposed to certain environmental claims resulting from the actions of purchasers of N-Viro Soil(TM). The Company 's financial condition, results of operations and the value of the shares of Common Stock offered hereby could be materially adversely affected by a finding that the Company or purchasers of N-Viro Soil(TM) are a responsible party under CERCLA or a finding that the Company violated any environmental law.

DECREASE IN SALES DUE TO MODIFICATION OF ENVIRONMENTAL REGULATION OR
ENFORCEMENT.

     Federal and state environmental legislation and regulations require substantial expenditures by wastewater sludge generators and impose liabilities on such entities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the Company's services and products. Any changes in these laws or regulations may materially adversely affect the operations of the Company by imposing additional regulatory compliance costs on the Company, and/or on wastewater sludge generators who may be potential customers of the Company. Such additional costs may prevent customers from using the

Company's treatment methods, and purchasing the Company's products and services. The Company also could be adversely affected by decreased regulation. To the extent that demand for the Company's products and services is created by the need to comply with environmental laws and regulations, any relaxation in either
(i) the standards created by such laws and regulations, or (ii) enforcement of such laws and regulations may reduce the demand for the Company's products and services, and may materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

COMPLIANCE PROBLEMS RELATED TO REGULATORY REQUIREMENTS OF OPERATIONS.

     The Company operates in a highly regulated environment. The wastewater treatment and other plants at which the Company's processes are and may be implemented are required to have permits and approvals from federal, state and local governments for the operation of such facilities. In addition, the construction of biosolid treatment facilities may require a number of permits and approvals, and may, in certain instances, require an environmental impact study. Any of such permits, approvals or applications therefor, may be subject to denial, revocation or modification under various circumstances. Also, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional permits or approvals. The process of obtaining a required permit or approval may be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit the land application or agricultural use of biosolids will not be successful, either of which could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

LARGER AND MORE ESTABLISHED COMPETITION.

     The Company competes with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these competitors are larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry.

RISK OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES.

     There can be no assurances that (i) wastewater sludge generators who may be potential customers of the Company will view any of the Company's biosolid treatment methods as an economically and environmentally acceptable technology for the treatment and recycling of wastewater sludges, (ii) the Company will be successful in marketing the Company's products or services, or (iii) the economic terms under which wastewater sludge generators may be willing to use the Company's services will be profitable to the Company. Moreover, there can be no assurances that producers of the by-products used in the Company's treatment methods will supply such by-products to the Company or its customers at economically acceptable prices. Any of the market forces referred to in the preceding sentences could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

DEPENDENCE ON KEY PERSONNEL.

     The Company's operations are heavily dependent on the continued efforts of its senior management, including J. Patrick Nicholson, the Chairman of the Board and Chief Executive Officer of the Company. Although the Company has entered into an employment agreement with Mr. Nicholson, the loss of the services of Mr. Nicholson and other members of senior management may have a material adverse affect on the Company's financial condition, results of operations and the value of the Shares.

CONTROL BY J. PATRICK NICHOLSON.

     N-Viro Energy Systems, Ltd., an Ohio limited partnership and currently the Company's largest stockholder ("NVESL"), controls approximately 40.32 percent of the issued and outstanding shares of Common Stock. J. Patrick Nicholson, together with a corporation controlled by Mr. Nicholson and four trusts established for the benefit of his children, are the general partners of NVESL. Accordingly, Mr. Nicholson effectively controls NVESL, and the shares of Common Stock owned by NVESL. Additionally, Mr. Nicholson directly owns and has the power to vote and invest an additional 2.36 percent of the issued and outstanding shares of Common Stock.

As long as NVESL retains its shares of Common Stock and does not make a distribution of such stock to its partners, Mr. Nicholson will, in all likelihood, be able to elect all of the directors of the Company and otherwise control the Company.

LACK OF DIVIDENDS ON COMMON STOCK.

     The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends in the future.

LACK OF MARKETABILITY AND DECREASED VALUE OF SHARES DUE TO ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER
PROVISIONS.

     The Company's Certificate of Incorporation and Bylaws contain provisions that provide for staggered terms for members of the Company's Board of Directors and provide further that vacancies on the Board of Directors may be filled by a majority of the directors then in office. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3 percent of the outstanding capital stock entitled to vote on such matters in order to approve amendments to such provisions. These provisions may have the effect of making it more difficult for a third party to acquire, or of discouraging acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. This is particularly true in light of the control over the Company exercised by J. Patrick Nicholson. See discussion under the caption "Control by J. Patrick Nicholson."

     The Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the meeting of the Stockholders of the Company to be held on June 2, 1998 included a provision, proposal four, pursuant to the terms of which the certificate of incorporation of the Company is to be amended to include a provision whereby the affirmative vote by the holders of not less than seventy-five percent (75%) of the issued and outstanding shares of voting, common stock will be required to approve any "business combination" relating to the Company. This super-majority requirement would not be applicable to any business combination that is approved by a majority of disinterested directors of the Board. Generally, any "business combination" would include any merger or consolidation of the Company into or with another related or unrelated entity, any disposition of a material portion of the Company's assets or capital stock, any significant reclassification or recapitalization of the capital stock of the Company or any similar arrangement effecting the ownership of a material portion of the Company's assets or capital stock. The proposed amendment to the Company's certificate of incorporation is set forth in Appendix B to the Notice of Annual Meeting of Stockholders and Proxy Statement for the meeting of the Stockholders to be held on June 2, 1998. The Company anticipates that the proposal to amend the certificate of incorporation of the Company to include the super majority approval requirement for any "business combination' will be adopted by the affirmative vote of a majority of the Company's Stockholders. This provision may have the effect of making it more difficult for a third party to acquire, or of discouraging acquisition bids for, the Company and its capital stock and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     THE INFORMATION SET FORTH IN THIS "POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS" SECTION SUMMARIZES AND RESTATES CERTAIN TERMS AND PROVISIONS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO STOCKHOLDERS WITH RESPECT TO THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 1998. THE COMPANY BELIEVES THAT SUCH SUMMARY CONTAINS AN ACCURATE STATEMENT OF THIS DOCUMENT, HOWEVER, SUCH SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT IN GENERAL AND APPENDIX B THERETO IN PARTICULAR, WHICH WAS FILED WITH THE COMMISSION ON MAY 12, 1998 AND WHICH IS INCORPORATED HEREIN BY REFERENCE.

DILUTIVE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK.

     The Company may issue preferred stock in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine in its sole and absolute discretion. The rights of the holders of the Common Stock will be subject and subordinate to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding Common Stock. While the Company has not issued any preferred stock to date and has no present intention to issue any shares of its preferred stock, there can be no assurances the Company will not do so in the future.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL
SHARES.

     Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. There are currently 2,169,233 shares of Common Stock which are freely tradeable or eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Further, the Company has granted options to purchase up to an additional 163,825 shares of Common Stock. At this time, it is anticipated that up to 356,500 additional shares of Common Stock will become freely tradeable or eligible for resale pursuant to Rule 144 within the next twelve months (including the 158,000 shares held by Heartland). Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and preferred stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased hereunder. See "Description of Common Stock.

CURRENCY EXCHANGE RISK.

     The Company receives royalty and certain other payments from licensees in foreign currencies and converts such amounts, when received, into United States dollars at the then applicable exchange rate. The Company does not engage in any currency hedging transactions and, as a result, is subject to the risk of fluctuations in the exchange rate between the United States dollar and such foreign currencies. Adverse fluctuations in currency exchange rates could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

RISK OF COST OVERRUNS.

     Historically, the majority of the Company's contracts are on a fixed price or per unit basis. Risks inherent in such contracts include cost overruns on projects caused by unanticipated price increases, unanticipated problems, inefficient project management, inaccurate estimation of labor or material costs or disputes over the terms and specification of contract performance. There can be no assurance that cost overruns will not occur in the future and have a material adverse effect on the Company's financial condition and results of operations. In addition, in order to remain competitive in the future, the Company may have to agree to enter into more fixed price and per unit contracts than in the past.

BUSINESS SUBJECT TO WEATHER CONDITIONS.

     Although the Company provides its services on a year-round basis, the Company's services may be adversely affected by inclement weather conditions affecting the operations of the Company's customers. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may materially adversely affect the Company's operations and profitability and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

RISKS ASSOCIATED WITH YEAR 2000.

     The Company, in its day to day operations relies upon various computer software and hardware that may be adversely affected by the change in the millennium, from 1999 to 2000. In general, information systems experts have predicted that a wide variety of problems, from systems failures to data entry and transfer errors, will result from the turn of the century. Repeated systems failures, data entry and transfer errors and similar computer problems would result in a material adverse effect on the Company and its operations. However, the Company has examined its computer hardware and software and, based on such examination, does not reasonably anticipate any significant internal problems as a result of the change in millennium. The Company may, however, be materially and adversely affected by external systems problems, problems over which the Company has minimal control.

                 PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

     The shares of Common Stock are traded on the Nasdaq National SmallCap Market System under the symbol "NVIC." As of May 22, 1998, there were approximately 920 holders of record of the shares of Common Stock. The following table sets forth for the periods shown the high and low sale prices for the shares of Common Stock as reported on the Nasdaq National SmallCap Market System and the cash dividends paid on the shares of Common Stock. On May 22, 1998, the last reported sale price of the shares as reported by the Nasdaq National SmallCap Market System was $2.25 per share

                                                                             DIVIDENDS PAID
                                                              HIGH    LOW      PER SHARE
                                                              ----    ---    --------------
1996
  First Quarter.............................................   6       1 3/4      -0-
  Second Quarter............................................   6       3          -0-
  Third Quarter.............................................   6       2 3/8      -0-
  Fourth Quarter............................................   4 1/4   1 7/8      -0-
1997
  First Quarter.............................................   3       2          -0-
  Second Quarter............................................   2 1/8  1 5/16      -0-
  Third Quarter.............................................   3 1/4   1 5/8      -0-
  Fourth Quarter............................................   3 3/8   2 1/8      -0-
1998
  First Quarter.............................................   2 3/8   1 7/8      -0-
  Second Quarter (through May 22, 1998).....................   2 5/8   2          -0-

     The Company has not paid dividends to date. The Company is not a party to any agreement or instrument that restricts its ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 and as adjusted to reflect the registration of the 158,000
Shares:

                                                                  MARCH 31, 1998
                                                            --------------------------
                                                              ACTUAL       AS ADJUSTED
                                                            -----------    -----------
Borrowings under line of credit arrangements (1)..........  $       -0-    $       -0-
Other short-term obligations..............................    1,332,253      1,332,253
Other long-term obligations...............................       55,735         55,735
Stockholders' equity Preferred stock, $.01 par value;
  Authorized -- 5,000,000 shares Issued and
  Outstanding -- none.....................................          -0-            -0-
Common stock, $.01 par value; Authorized -- 45,000,000
  shares Issued and Outstanding -- 2,785,733..............       27,858         27,858
Additional paid-in capital................................   13,418,497     13,418,497
Retained earnings (deficit)...............................   (9,436,084)    (9,436,084)
Less: Treasury stock, at cost.............................   (1,117,977)    (1,117,977)
                                                            -----------    -----------
          Total capitalization............................  $ 4,280,282    $ 4,280,282
                                                            ===========    ===========

---------------

(1) The Company has a $200,000 secured working capital line of credit arrangement with a local bank.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected combined statement of operations data for the period January 1, 1993 through October 19, 1993, the consolidated statement of operations data for the period October 20, 1993 through December 31, 1993, the consolidated statement of operations data for the years ended December 31, 1994, 1995 ,1996 and 1997; and the combined and consolidated balance sheet data set forth below as of December 31, 1993, 1994, 1995, 1996 and 1997 respectively, have been derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors for the years ending December 31, 1994, and the period January 1, 1993 through October 19, 1993 and the period October 20, 1993 through December 31, 1993, and McGladrey & Pullen, LLP for the years ending December 31, 1995, 1996 and 1997. Also set forth below are selected consolidated financial data of the Company for the three months ended March 31, 1998 and 1997, which have been derived from the unaudited financial statements for those periods. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentations of the financial position and the results of operations for these periods. In the opinion of management, the financial data presented below reflects all adjustments (which are of a normal recurring nature) necessary to present fairly the Company's financial position and results of operations. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Supplementary Data appearing in the Company's Form 10-K for the year ended December 31, 1997, as amended and the Company's Form 10-Q for the period ended March 31, 1998 which have been incorporated herein by reference.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                          THREE          THREE
                         MONTHS         MONTHS                                                             10/20/93
                          ENDED          ENDED                                                               THRU
                         3/31/98        3/31/97      12/31/97     12/31/96     12/31/95      12/3/94     12/31/93 (1)
                       -----------    -----------    ---------    ---------    ---------    ---------    ------------
                       (UNAUDITED)    (UNAUDITED)
Revenues.............   $  1,032       $  1,069      $   4,053    $   4,224    $   5,214    $   4,552     $   1,128
Net income (loss)....         68            164            534         (193)      (1,815)      (7,342)         (686)
Net income (loss) per
  share(2)...........   $    .03       $    .08      $     .23    $   (0.09)   $   (0.89)   $   (3.66)    $   (0.34)
Pro Forma............        n/a            n/a            n/a          n/a          n/a          n/a           n/a
Net loss.............


                       1/1/93 THRU
                           (1)
                       -----------

Revenues.............    $3,491
Net income (loss)....      (936)
Net income (loss) per
  share(2)...........       n/a
Pro Forma............      (936)
Net loss.............

BALANCE SHEET DATA (IN THOUSANDS):

                            3/31/98     3/31/97     12/31/97     12/31/96     12/31/95     12/31/94     12/31/93 (1)
                            --------    --------    ---------    ---------    ---------    ---------    ------------
Total Assets..............  $  4,280    $  4,363    $   4,423    $   4,167    $   5,062    $   6,560      $12,860            n/a
Notes payable.............  $    163    $    892    $     278    $   1,188    $   1,540    $   1,661      $   420            n/a
Stockholder...............       n/a    $    195          n/a    $     197          n/a          n/a          n/a            n/a
Advance

---------------

(1) Amounts represent the total of the combined results of the Company and certain affiliates for the period from January 1 through October 19, 1993 and the consolidated results of the Company for the period from October 20 through December 31, 1993.

(2) Per share amounts have been restated for a one-for-four reverse stock split effective October 31, 1995.

(3) Certain affiliates of the Company were, at one time, subchapter S corporations or, in one case, as a limited partnership, and therefore were not subject to federal and state income taxes at the corporate or partnership level; as a result, their income or losses were passed through to their respective Stockholders or partners. Pro forma net income (loss) reflects a provision for pro forma income taxes that would have been recorded had these affiliates been taxed on a combined basis as a C corporation for all periods presented.

                              RECENT DEVELOPMENTS

     On April 8, 1998, the Company entered into an investment banking agreement with M.H. Meyerson & Co., Inc. ("Meyerson"). Under and pursuant to the terms of the agreement, Meyerson agreed to perform investment banking services for the Company for a period of five years, ending on or about April 7, 2003. In consideration of these services to be rendered by Meyerson, the Company agreed to issue to Meyerson warrants to purchase a total of 100,000 shares of the Company's voting, common stock at a purchase price of $2.50 per share. Such warrants may be exercised at any time from December 20, 1998 through and including June 20, 2002. The Company further agreed to provide Meyerson with certain registration rights with respect to the warrants and any shares of voting, common stock purchased pursuant to the terms of the warrants, all as more particularly described in section 5 of the agreement between the Company and Meyerson. The agreement further required the Company to pay Meyerson a non-accountable and non-refundable expense allowance for due diligence and general compliance review of $15,000. The warrants will be delivered to Meyerson within the next 30 days. A copy of the executed agreement is attached hereto as Appendix B.

                             SELLING STOCKHOLDERS.

     The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned and being offered hereby by the Selling Stockholder:

                                                             PERCENTAGE OF AGGREGATE
                               NO. OF SHARES BENEFICIALLY       NO. OF SHARES OF        NO. OF SHARES OF COMMON
                                  OWNED(COMPUTED ON A                COMMON              STOCK OFFERED HEREBY
                                         FULLY                  STOCK ISSUED AND         (COMPUTED ON A FULLY
            NAME:                    DILUTED BASIS)                OUTSTANDING              DILUTED BASIS)
            -----              --------------------------    -----------------------    -----------------------
Heartland Limited Partnership
  I..........................            163,500(1)                   6.47%                     158,000

---------------

(1) This includes 5,500 shares of Common Stock held by Heartland that are not offered hereby may, from time to time during such time as the Registration Statement is effective, purchase and sell Common Stock of the Company, including the shares offered hereby.

DESCRIPTION OF COMMON STOCK.

     The Company has authorized 45,000,000 shares of Common Stock, par value $.01 per share. Holders of the Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Cumulative voting is not allowed for the election of directors. Holders of the Common Stock do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to redemption. The Board of Directors is expressly authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and other rights and qualifications, limitations or restrictions thereof as shall be stated and stated and expressed in the resolution providing for the issue thereof adopted by the Board of Directors. The Board of Directors may issue such preferred stock without stockholder approval, and the voting and conversion rights of such stock potentially could adversely affect the voting power of the holders of the Common Stock.

                                    EXPERTS

     The consolidated balance sheets of N-Viro International Corporation as of December 31, 1997 and 1996 and the statements of changes in equity, cash flows, and operations for each of the three years in the three year period ended 12/31/97, incorporated by reference to N-Viro International Corporation's annual report on form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants as set forth in their report and incorporated herein by reference. Financial statements referred to above are incorporated herein by reference in reliance on such reports and upon authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Shares have been passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                                                      APPENDIX A

                            STOCK PURCHASE AGREEMENT

                        N-VIRO INTERNATIONAL CORPORATION

     This Stock Purchase Agreement (the "Agreement") is made this 23rd day of September, 1997, by and between N-Viro International Corporation, a Delaware corporation ("Seller"), and Heartland Limited Partnership I, a Wisconsin limited partnership (the "Purchaser").

     In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                               I. STOCK PURCHASE

     1.1 STOCK PURCHASE. Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, Seller will issue and sell to the Purchaser, and the Purchaser will purchase from Seller, 158,000 shares of common stock of Seller, $.01 par value per share (the "Shares"), for a purchase price of $1.75 per Share, for an aggregate purchase price for the Shares of $276,500.

     1.2 PAYMENT FOR AND DELIVERY OF THE SHARES. At the Closing, which shall be on September 22, 1997, or such other date as the parties may agree, Purchaser shall pay the $276,500 total purchase price for the Shares (the "Purchase Price") to Seller by wire transfer of immediately available funds to such account or accounts as Seller shall designate to Purchaser in writing at least two business days prior to the Closing Date, and Seller shall deposit with Federal Express for overnight delivery to Furnam Selz LLC, Attn: Andrew Tonge, 230 Park Avenue, 12th Floor, New York, NY 10169, the custodian for the Purchaser two days prior to Closing for release upon payment one or more certificates for the Shares duly registered in the name of Purchaser.

     1.3 RESTRICTIONS ON SHARES.

     Purchaser acknowledges and agrees that:

          (a) The offer and sale of the Shares has not been registered under the Securities Act of 1933 (the "Act"), any state securities laws or the laws of any foreign jurisdiction, but rather are being made privately by Seller pursuant to the exemption from registration provided by Rule 506 of Regulation D promulgated under the Act and applicable state law exemptions.

          (b) All stock certificates evidencing the Shares shall bear a restrictive legend in substantially the language set forth below.

        The shares represented by this Certificate have not been registered pursuant to the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act.

                II. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     KNOWLEDGE AND EXPERIENCE. Purchaser hereby represents, warrants and agrees that it is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act by virtue of having assets in excess of $5,000,000 and not being formed for the purpose of acquiring the Shares.

     INFORMATION PROVIDED RESPECTING SELLER. Purchaser has been supplied with information and materials concerning Seller consisting of its filings with the United States Securities and Exchange Commission during the past 18 months. Seller has provided Purchaser with the opportunity to discuss with and ask questions of Seller's representatives concerning Seller's business and business plan. Purchaser has had the opportunity to ask questions of and receive answers from management of Seller concerning the terms and conditions of this Agreement, and to obtain from Seller any additional information which Seller possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to such Purchaser.

     SHARES ACQUIRED BY PURCHASER. Purchaser represents and warrants that:

          (a) Purchaser is acquiring the Shares for the Purchaser's own account and not for or on behalf of any other person;

          (b) The Shares have not been acquired with a view towards distribution or redistribution or with the intent to divide Purchaser's participation with others;

          (c) Purchaser will only resell the Shares pursuant to registration under the Act and the laws of any applicable states or pursuant to an available exemption from registration. The only registration rights which Purchaser has with respect to the Shares are set forth in the Registration Rights Agreement.

     NON-DISCLOSURE. Purchaser has not distributed any written materials furnished to Purchaser by Seller to anyone other than the Purchaser's professional advisors.

     KNOWLEDGE AND EXPERIENCE. Purchaser has such knowledge and experience in financial and business mattes in general to evaluate the merits and risks of the prospective investment and to make an informed investment decision.

     NO GOVERNMENTAL FINDINGS. Purchaser understands that no federal or state agency has made any finding or determination regarding the fairness of the Shares or any recommendation or endorsement concerning an investment in the Shares.

     ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own its properties and carry out its business as now being conducted.

     CAPACITY, AUTHORIZATION AND ENFORCEABILITY OF AGREEMENT. Purchaser has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     PLACE OF BUSINESS. Purchaser's principal place of business is, and shall be at the time of delivery and acceptance of the Shares, the State of Wisconsin.

     SPECULATIVE INVESTMENT. Purchase recognizes the speculative nature of an investment in the Shares.

     2.11 NO PREPRESENTATIONS. Purchaser acknowledges and agrees that Seller has made no oral or written representations or warranties to Purchaser, either directly or indirectly, through its officers, directors, employees or agents, with respect to Seller or the Shares, other than those representations and warranties set forth herein. Purchaser further acknowledges and agrees that, in making its decision to execute this Agreement and purchase the Shares, Purchaser has not relied upon on any disclosures of Seller, its officers, directors, employees or agents, other than such disclosures as are set forth herein and in the SEC Reports (as hereinafter defined).

            III. REPRESENTATION, WARRANTIES AND COVENANTS OF SELLER

     Seller represents, warrants and agrees with Purchaser as follows:

     3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own or lease all material property that it purports to own or lease and to carry on its business as now being conducted. Seller is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except to the extent that the failure to so qualify would not have a material adverse effect on the business or financial condition of Seller.

     3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Seller has heretofore furnished to Purchaser or its counsel a complete and correct copy of its Certificate of Incorporation, as amended, and the Bylaws, as amended, of Seller, as presently in effect.

     3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Seller consists of 45,000,000 shares of common stock $.01 par value of which 2,642,750 shares are issued and outstanding. There are 250,000 shares of Common Stock reserved for issuance upon exercise of stock options granted by Seller. Except for this Agreement and as described in Schedule 3.3 hereto, there are no options, warrants or other rights, agreements or commitments that do or may obligate Seller to issue any shares of its capital stock. The Shares, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Upon delivery of the Shares, in consideration of the purchase price, the Purchaser will acquire valid and marketable title to the Shares free and clear of any encumbrances and restrictions except for the transfer restrictions described in Section 1.3 of this Agreement.

     3.4 CAPACITY, AUTHORIZATION AND ENFORCEABILITY OF AGREEMENT. Seller has the requisite corporate power and authority to enter into this Agreement, including the Registration of Rights Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against the Seller in accordance with its terms. The Registration Rights Agreement has been duly authorized by Seller and, upon due execution and delivery by Seller of this Agreement, will constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement and the attached Registration Rights Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Seller or by which its property is bound or affected, or conflict with or result in any breach of or constitute a default (or any event which with or without notice or lapse of time or both could become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any lien or encumbrance on any of the properties or assets of Seller pursuant to: (a) the Certificate of Incorporation or Bylaws of Seller or (b) any material contract, instrument, permit, license or franchise to which Seller is a party or by which Seller or its property is bound or affected. Except for applicable requirements, if any, of the Securities Exchange Act of 1934 (the "Exchange Act"), the Employee Retirement Income Security Act of 1974, state securities laws ("Blue Sky Laws") and the Nasdaq Stock Market, (i) Seller is not required to submit any notice, report or other filing with any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or consummation of this Agreement, the Registration Rights Agreement and the transactions contemplated thereby; and (ii) no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by Seller in connection with its execution or delivery of this Agreement, the Registration Rights Agreement or the consummation of the transactions intended hereby.

     3.6 FINANCIAL STATEMENTS; SEC REPORTS. Seller has previously furnished or will furnish to Purchaser prior to the Closing with true and complete copies of any registration statements filed pursuant to the Securities Act of 1933 since January 1, 1997 (the "Registration Statements"); and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, its definitive proxy statement for the 1997 Annual Meeting of Shareholders, any reports on Form 8-K, and any amendments to any of the foregoing, in each case as filed with or furnished to the SEC (collectively the "SEC Reports"). The financial statements and schedules contained in the SEC Reports and Registration Statements (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as specifically disclosed therein) and fairly present the information purported to be included therein. Except as set forth on Schedule
3.6 attached hereto and made a part hereof, each such SEC Report was filed with or furnished to the SEC on a timely basis and, on the date of filing thereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Subject to the matters referred to in that certain letter from the SEC to Seller dated August 22, 1997, a copy of which is attached hereto and made a part hereof, neither the SEC Reports or the Registration Statements, at the time they were filed with SEC, contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 COMPLIANCE WITH LAW. Seller is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a material adverse effect on the business or financial condition of Seller.

     3.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports, Registration Statements, Schedule 3.8 attached hereto, or as contemplated by this Agreement, since January 1, 1997, there has not been:

          (a) any material adverse change in the business, assets,ondition (financial or otherwise), operations or prospects of Seller;

          (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business or financial condition of Seller;

          (c) any issuance of capital stock or of rights to acquire capital stock or securities convertible into capital stock, or any agreements relating to such issuance, other than the issuance of Common Stock upon the exercise of stock options under the option plans of Seller;

          (d) any redemption, repurchase or other acquisition of Common Stock of Seller or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, or any amendment to the Certificate of Incorporation or Bylaws or comparable documents of Seller.

          (e) any labor dispute, other than routine individual grievances that are not, singly or in the aggregate, material to the business, assets, condition (financial or otherwise), operations or prospects of Seller;

          (f) any entry into any material commitment or transaction including, without limitation, any borrowing, repayment of indebtedness, capital expenditure or business combination, other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

          (g) any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business;

          (h) any change by Seller in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles;

          (i) any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (j) any pending or, to the knowledge of Seller, threatened litigation or investigation against Seller which individually or in the aggregate might result in any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Seller.

     3.9 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors, employees or agents acting on behalf of the Seller have employed any broker or finder, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.

     3.10 OFFERING. Subject to the accuracy of Purchaser's representations herein, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Act.

     3.11 USE OF PROCEEDS. The proceeds from the sale of the Shares to the Purchaser shall be used primarily to settle all remaining monetary obligations of Seller to Frank Manchak, Jr., under and pursuant to the terms of the Second Amendment to Settlement Agreement dated as of July 18, 1997, by and among Frank Manchak, Jr., Seller, N-Viro Energy Systems, Ltd., an Ohio limited partnership, N-Viro Energy Systems, Inc., an Ohio corporation, and American N-Viro Resources, Inc., an Ohio corporation.

     3.12 CONDUCT OF BUSINESS BY SELLER PENDING THE CLOSING. Prior to the Closing Date, unless Purchaser shall otherwise agree in writing or as otherwise contemplated by this Agreement:

          (i) Seller agrees to conduct its business only in the ordinary and usual course, and to ensure that the representations of Seller contained hereinabove shall at all times continue to be true.

          (ii) Seller shall use its best efforts to preserve intact the business organization of Seller, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having a business relationship with Seller.

     3.13 ACCESS TO INFORMATION. Prior to the Closing Date, Seller will give Purchaser and its authorized representatives reasonable access during normal business hours to Seller's facilities and to its books and records and will cause its officers promptly to furnish Purchaser with such information with respect to the business and properties of Seller as Purchaser may from time to time reasonably request. Notwithstanding the foregoing, Seller may decline to furnish to Purchaser non-public information to the extent that Seller reasonably concludes that such information is proprietary or otherwise commercially sensitive.

                             IV. FURTHER COVENANTS

     4.1 REGISTRATION RIGHTS. On or before the Closing Date, Seller and Purchaser shall enter into a registration rights agreement substantially in the form of Exhibit B (the "Registration Rights Agreement").

     4.2 PUBLIC ANNOUNCEMENTS. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     4.3 BEST EFFORTS. Upon the terms and subject to the conditions hereof, and subject to fiduciary obligations under applicable law, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall use its best efforts to obtain all necessary registrations and filings, approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act and any Blue Sky Laws. The parties will comply with all applicable rules and regulations of any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                       V. CONDITIONS OF PURCHASE AND SALE

     5.1 PURCHASER'S CONDITIONS OF CLOSING. Purchaser's obligation to purchase the Shares at the Closing are subject to the fulfillment (or waiver by Purchaser) of the following conditions:

          5.1.1 AGREEMENTS AND CONDITIONS COMPLIED WITH. All the terms, agreements and conditions of this Agreement, including execution of the Registration Rights Agreement, to be complied with or performed or fulfilled by Seller at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

          5.1.2 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except insofar as any such representations or warranties relate solely to a particular date or period.

          5.1.3 CONSENTS AND FILINGS. All filings and registrations with, and notifications to, all federal, state, local and foreign authorities, required for consummation of the sale of Shares shall have been made by Seller, and all waivers, approvals, consents, licenses, permits and authorizations of all federal, state, local and foreign authorities required for consummation of the sale of the Shares shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, licenses, permits and authorizations, the absence of which would not in the aggregate prevent the sale of the Shares from being consummated or having a material adverse effect on the business or financial condition of Seller.

          5.1.4 NO LITIGATION. There shall not have been any action taken nor threatened, or any statute, regulation, judgment, order or injunction enacted or entered, by or before any governmental or regulatory authority or any court, domestic or foreign, which questions the validity of this Agreement, the Registration Rights Agreement or the right of Seller to enter into any such agreement or to consummate the transactions herein contemplated or which would make the transactions herein contemplated illegal or which otherwise seeks to restrain the consummation of the transactions or the exercise by Purchaser of any rights appurtenant to the Shares or which seeks to obtain any damages as a result of the transaction from Purchaser or Seller, which damages, in the case of Seller, would have a material adverse effect on the business or financial condition of Seller taken as a whole.

     5.2 SELLER'S CONDITIONS TO CLOSING. Seller's obligation to sell and issue the Shares at the Closing is subject to the fulfillment (or waiver by Seller) as of the Closing Date of the following conditions:

          5.2.1 AGREEMENTS AND CONDITIONS COMPLIED WITH. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by Purchaser at or prior to the Closing Date shall have been complied with, performed and fulfilled in all material respects.

          5.2.2 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing, except insofar as any such representations or warranties relate solely to a particular date or period.

                               VI. MISCELLANEOUS

     6.1 CAPTIONS AND HEADINGS. The Article and Section headings throughout this Agreement are for the convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

     6.2 LEGAL FEES. Seller shall reimburse Purchaser for the fees of Purchaser's legal counsel, Quarles & Brady, incurred in connection with this transaction.

     6.3 ENTIRE AGREEMENT. This Agreement states the entire agreement and understanding of the parties and shall supersede all prior agreements and understandings. No amendment to this Agreement shall be made without the written approval of the parties.

     6.4 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     6.6 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement, their heirs, representatives, successors, agents, assigns, transferees, and all subsequent holders of the Shares purchased by the Purchaser.

     6.7 NOTICES. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the parties as follows: Seller at 3450 West Central Avenue, Suite 328, Toledo, Ohio 43606, with a copy to James F. White, Jr., 1000 Jackson Street, Toledo, Ohio 43624; and to Purchaser at 790 North Milwaukee, Milwaukee, Wisconsin 53202, with a copy to Conrad G. Goodkind, Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Any party may change its address for purposes of this Section by giving written notice as provided herein.

     6.8 INDEMNIFICATION. Purchaser agrees to indemnify and hold harmless Seller and its officers, directors and persons who control Seller, from and against all damages, losses, costs and reasonable expenses (including attorneys' fees) which they may incur by reason of the failure of Purchaser to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by the Purchaser in this Agreement. Seller agrees to indemnify and hold harmless Purchaser and all its partners, officers and persons who control Purchaser from and against all damages, losses, costs and reasonable expenses (including attorneys' fees) which it may incur by reason of the failure of Seller to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by Seller in this Agreement or in any document provided by Seller to the Purchaser.

     6.9 SURVIVAL. The representations and warranties of the Purchaser and Seller shall survive the sale of the Shares pursuant to this Agreement.

     6.10 COUNTERPARTS. This Agreement may be executed in counterparts, which shall be deemed to constitute one and the same instrument.

                     VII. TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement shall continue until the earlier of (a) the termination hereof by the mutual consent of Purchaser and Seller or (b) the close of business on September 25, 1997, in which case this Agreement shall terminate if the transactions contemplated herein have not yet been consummated.

     7.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 7.1, no party hereto shall have any liability or further obligation to any other party except as may result from a breach of this Agreement.

     7.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.4 WAIVER. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as set forth in an instrument in writing signed by such party.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                                HEARTLAND LIMITED PARTNERSHIP I

                                            By: Heartland Advisors, Inc.,
                                                General Partner of
                                              Heartland Limited Partnership I,
                                                by William J.
                                              Nasgovitz, President

                                              /s/ William J. Nasgovitz,
                                                President

                                            ------------------------------------

                                                N-VIRO INTERNATIONAL CORPORATION

                                            By: /s/ J. Patrick Nicholson

                                              ----------------------------------
                                              J. Patrick Nicholson
                                              President and Chief Executive
                                                Officer

                                                                      APPENDIX B

                           M.H. MEYERSON & CO., INC.

                                  FOUNDED 1960
                        BROKERS & DEALERS IN SECURITIES
                                  UNDERWRITERS

                              NEWPORT OFFICE TOWER
        525 WASHINGTON BLVD. - PO. BOX 260 - JERSEY CITY, NJ 07303-0260

      201-459-9500 - 800-888-8118 - FAX 201-459-9521 @ www.mhmeyerson.com

April 8, 1998

Mr. J. Patrick Nicholson
Chief Executive Officer
Chairman of the Board
N-VIRO INTERNATIONAL CORPORATION
3450 W. Central Avenue, Suite 328
Toledo, OH 43606

Dear Mr. Nicholson:

     THIS AGREEMENT (the "AGREEMENT") is made as of April 1, 1998 between N-Viro International Corporation ("N-VIRO") and M.H. Meyerson & Co., Inc. ("MEYERSON").

     In consideration of the mutual covenants contained herein and intending to be legally bound thereby, N-Viro and MEYERSON hereby agree as follows:

          1. MEYERSON will perform investment banking services for N-Viro on the terms set forth below for a period of five years from the date hereof. Such services will be performed on a best efforts basis and will include, without limitation, assistance to N-Viro in mergers, acquisitions, and internal capital structuring and the placement of new debt and equity issues of N-Viro, all with the objective of accomplishing N-Viro's business and financial goals. In each instance, MEYERSON shall endeavor, subject to market conditions, to assist N-Viro in identifying corporate candidates for mergers and acquisitions and sources of private and institutional funds; to provide planning, structuring, strategic and other advisory services to N-Viro and to assist in negotiations on behalf of N-Viro. In each instance, MEYERSON will render such services as to which N-Viro and MEYERSON mutually agree and MEYERSON will exert its best efforts to accomplish the goals agreed to by MEYERSON and N-Viro.

          2. In connection with the performance of this AGREEMENT, MEYERSON and N-Viro shall comply with all applicable laws and regulations, including, without limitation, those of the National Association of Securities Dealers Inc. (the "NASD") and the Securities and Exchange Commission.

          3. In consideration of the services previously rendered and to be rendered by MEYERSON hereunder, MEYERSON is hereby granted Warrants to purchase, at a price of $2.50 per share, a total of 100,000 shares of Common Stock of N-Viro, with demand and piggy back registration rights as set forth in paragraph 5 below. Such Warrants ("MEYERSON Warrants") may be exercised at any time from December 20, 1998 to and including June 20, 2002. The MEYERSON Warrants shall vest and become irrevocable immediately upon the signing of this AGREEMENT. The MEYERSON Warrants shall contain such provisions and be in such form as N-Viro and MEYERSON shall mutually agree.

          4. If N-Viro should, at any time, or from time to time hereafter, effect a stock split, a reverse stock split, or a recapitalization, the terms of the MEYERSON Warrants shall be proportionately adjusted to prevent the dilution or enlargement of the rights of the holders.

          5. During the period from June 20, 1998 to December 20, 2002, the holders (the "Demanding Holders") of at least 51% of; (i) the MEYERSON Warrants not then exercised; and (ii) the shares previously issued upon exercise of any of the MEYERSON Warrants (hereinafter, collectively, the "MEYERSON EQUITY",) may demand, on one occasion only, that N-Viro, at the expense of the Demanding Holders, promptly file a Registration Statement under the Securities Act of 1933, as amended ("ACT",),to permit a public offering of the shares of Common Stock issued and issuable pursuant to exercise of the MEYERSON Warrants (the "MEYERSON SHARES"). Additionally, if N-Viro, during the period from June 20, 1998 to December 20, 2002, files a Registration Statement covering the sale of any of N-Viro's common stock, then N-Viro, on each such occasion, at the request of the holders of at least 51% of the shares and warrants constituting the MEYERSON EQUITY, shall include in any such Registration Statement, at N-Viro's expense, the MEYERSON SHARES, provided that, if either (i) the sale of securities by N-Viro is being made through an underwriter and the underwriter objects to inclusion of the MEYERSON SHARES in the Registration Statement, or (ii) as reasonably determined by N-Viro or its legal counsel, the Registration Statement is not on such form as may properly be used by N-Viro for the purpose of registering the sale of the MEYERSON Equity, then the MEYERSON Equity shall not be so included in the Registration Statement or in any registration statement filed within 90 days after the effective date of the underwritten Registration Statement.

          6. The obligation of N-Viro to register the MEYERSON SHARES, including the shares issuable upon exercise of the MEYERSON Warrants, pursuant to the demand or the piggy back registration rights set forth in paragraph 5, above, shall be without regard to whether the MEYERSON Warrants have been or will be exercised.

          7. N-Viro agrees that, for a period of three (3) years from the date of this AGREEMENT, N-Viro will not utilize the registration exemption set forth in Regulation S under the Securities Exchange Act of 1933, as amended (the "1933 Act"), without the consent of MEYERSON, which consent will not be unreasonably withheld.

          8. This AGREEMENT, together with the Form of Warrants, constitutes the entire Warrant Agreement between the parties and when a copy hereof is presented to N-Viro's transfer agent, together with a certified check in the proper amount and a request that all or part of the MEYERSON Warrant be exercised, the certificates for the appropriate number of shares of Common Stock shall be promptly issued.

          9. Upon the signing of this AGREEMENT, N-Viro shall pay MEYERSON $15,000 as a nonaccountable and non-refundable expense allowance for due diligence and general compliance review. MEYERSON shall be entitled to additional compensation, to be negotiated between MEYERSON and N-Viro, arising out of any transactions that are proposed or executed by MEYERSON and consummated by N-Viro, or are executed by MEYERSON at N-Viro's request, during the term of this AGREEMENT to the extent that such compensation is normal and ordinary for such transactions. In addition, MEYERSON shall be reimbursed by N-Viro for any reasonable out-of-pocket expenses that MEYERSON may incur in connection with rendering any service to or on behalf of MEYERSON that is approved, in writing, in advance by N-Viro's Chief Executive Officer.

          10. N-Viro agrees to indemnify and hold MEYERSON and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses resulting from any material violation by N-Viro of any applicable federal or state laws, rules or regulations, court or administrative orders, judgments or decrees including, without limitation; (i) the 1933 Act, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934; as amended, and the rules and regulations promulgated thereunder (collectively, the "1934 Act"), (iii) any rules promulgated by the NASD and
     (iv) any applicable state securities laws, rules or regulations.

          11. MEYERSON agrees to indemnify and hold N-Viro and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses resulting from any material violation by MEYERSON of any applicable federal or state laws, rules or regulations, court or administrative orders, judgments or decrees including, without limitation; the 1933 Act and the rules and regulations promulgated thereunder, (ii) the 1934 Act, (iii) any rules promulgated by the NASD and (iv) any applicable state securities laws, rules or regulations.

          12. Nothing contained in this AGREEMENT shall be construed to constitute MEYERSON as a partner, employee, or agent of N-Viro nor shall either party have any authority to bind the other in any respect, it being intended that MEYERSON is, and shall remain an independent contractor.

          13. This AGREEMENT may not be assigned by either party hereto, shall be interpreted in accordance with the Laws of the State of New Jersey, and shall be binding upon the successors of the parties. N-Viro may terminate this investment banking contract at any time, however, legally vested Warrants will remain with MEYERSON. MEYERSON may terminate this AGREEMENT immediately upon the Company's commission of a material breach of any term hereof.

          14. If any paragraph, sentence, clause or phrase of this AGREEMENT is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs, sentences, clauses or phrases hereof not so held shall be and remain in full force and effect.

          15. None of the terms of this AGREEMENT shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure of either party at any time to require performance by the other party of any provision hereof shall, in no way, affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

          16. Any dispute, claim or controversy arising out of or relating to this AGREEMENT, or the breach thereof, shall be settled by arbitration in Toledo, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties hereto agree that they will abide by and perform any award rendered by the arbitrator(s) and that judgment upon any such award may be entered in any Court, state or federal, having jurisdiction over the party against whom the judgment is being entered. Any arbitration demand, summons, complaint, other process, notice of motion, or other application to an arbitration panel, Court or Judge, and any arbitration award of judgment may be served upon any party hereto by registered or certified mail, or by personal service, provided a reasonable time for appearance or answer is allowed.

          17. For purposes of compliance with laws pertaining to potential inside information being distributed unauthorized to anyone, all communications regarding N-Viro's confidential information should only be directed to Martin H. MEYERSON, Chairman, Michael Silvestri, President, or Joseph Messina, Vice President, Compliance. If information is being taxed, our confidential compliance fax number is (201) 459-9534 for communication use.

          18. Confidentiality Prior to receiving any information from N-Viro of a confidential nature, MEYERSON shall execute and deliver to N-Viro a Confidentiality and Non-Disclosure Agreement in such form as the parties hereto shall mutually agree.

     IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the day and year set forth above.

M.H. MEYERSON & CO., INC.                                   N-VIRO INTERNATIONAL CORPORATION

/s/ MICHAEL SILVESTRI                                       /s/ J. PATRICK NICHOLSON
-----------------------------------------------------       -----------------------------------------------------
Michael Silvestri                                           J. Patrick Nicholson
President                                                   Chief Executive Officer
                                                            Chairman of the Board

======================================================

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available information.................    3
Incorporation of Certain Documents by
  Reference...........................    3
The Company...........................    4
Use of Proceeds.......................    4
Plan of Distribution..................    4
Risk Factors..........................    5
Price Range of Shares and Distribution
  History.............................   10
Capitalization........................   11
Selected Consolidated Financial
  Data................................   12
Recent Developments...................   13
Selling Stockholders..................   13
Experts...............................   13
Legal Matters.........................   13

======================================================
======================================================

                                 158,000 SHARES

                              N-VIRO INTERNATIONAL
                                  CORPORATION

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                  JUNE 1, 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable in connection with the issuance and distribution of the securities to be registered are estimated as follows:

Securities and Exchange Commission filing fees..............    $   200
Legal fees and expenses.....................................     14,000
Accounting fees and expenses................................      2,000
Miscellaneous...............................................      3,000
          TOTAL.............................................    $19,200

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 9 of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as the same may be amended and supplemented, indemnify each director and officer of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled to under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by
Section 145 of the DGCL.

     The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify, to the extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                             EXHIBIT
-------                            -------
4.1      Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement of
         the Registrant on Form S-1 (Reg. No. 33-62766) (the
         "Registration Statement").)
4.2      By-Laws of the Company (incorporated by reference to Exhibit
         3.2 to the Registration Statement).
5.1      Opinion of Shumaker, Loop & Kendrick, LLP.
23.1     Consent of McGladrey & Pullen, independent auditors.
23.2     Consent of Shumaker, Loop & Kendrick, LLP to the use of
         their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.
24.1     Powers of Attorney.

ITEM 17.  UNDERTAKINGS

     (a) Rule 415 Offering. The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Policy Regarding Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toledo, State of Ohio on June 1, 1998

                                          N-Viro International Corporation

                                          By: /s/ J. PATRICK NICHOLSON
                                            ------------------------------------
                                            J. Patrick Nicholson
                                            Chairman of the Board, Chief
                                            Executive Officer and President

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                        TITLE                            DATE
                  ---------                                        -----                            ----

          /s/ J. PATRICK NICHOLSON             Chairman of the Board, Chief Executive
---------------------------------------------  Officer and President
            J. Patrick Nicholson                                                             June 1, 1998

            /s/ JAMES K. MCHUGH*               Chief Financial Officer, Secretary and
---------------------------------------------  Treasurer
               James K. McHugh                                                               June 1, 1998

            /s/ BOBBY B. CARROLL*              Director
---------------------------------------------
              Bobby B. Carroll                                                               June 1, 1998

          /s/ WALLACE G. IRMSCHER*             Director
---------------------------------------------
             Wallace G. Irmscher                                                             June 1, 1998

         /s/ CHARLES B. KAISER, JR.*           Director
---------------------------------------------
           Charles B. Kaiser, Jr.                                                            June 1, 1998

           /s/ FREDERICK H. KURTZ*             Director
---------------------------------------------
             Frederick H. Kurtz                                                              June 1, 1998

             /s/ TERRY L. LOGAN*               Director
---------------------------------------------
               Terry L. Logan                                                                June 1, 1998

          /s/ B.K. WESLEY COPELAND*            Director
---------------------------------------------
            B.K. Wesley Copeland                                                             June 1, 1998

          /s/ MICHAEL G. NICHOLSON*            Director
---------------------------------------------
            Michael G. Nicholson                                                             June 1, 1998

            /s/ JAMES D. O'NEIL*               Director
---------------------------------------------
               James D. O'Neil                                                               June 1, 1998

*By: /s/ J. PATRICK NICHOLSON

     --------------------------------------------------------
     J. PATRICK NICHOLSON, Attorney-in-Fact